Exhibit 107

Calculation of Filing Fee Table

Form F-4
(Form Type)

ACBA Merger Sub I Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Ordinary Shares(2)	457(c); 457(f)	15,352,510	$11.63	(3)	$178,549,691.30	0.00011020	$19,676.18
	Equity	Ordinary Shares issuable upon the exercise of Warrants(4)	457(g)	5,301,963	$11.50	(5)	$60,972,574.50	0.00011020	$6,719.17
	Equity	Warrants(6)	457(g)	5,301,963	$–	(7)	$–	0.00011020	$–

	Total Offering Amounts						$239,522,265.80		$25,891.02
	Total Fees Previously Paid								–
	Total Fee Offsets								–
	Net Fee Due								$26,395.35

(1)	The number of ordinary shares, par value $0.001 per share, of ACBA Merger Sub I Limited (the “PubCo Ordinary Shares,” and “PubCo”) and warrants (the “PubCo Warrants”) to purchase PubCo Ordinary Shares being registered is based upon an estimate of the sum of (a) the maximum number of ordinary shares, par value $0.001 per share, of Ace Global Business Acquisition Limited (the “ACBA Ordinary Shares,” and “Ace”), that will be outstanding immediately prior to the business combination described in the proxy statement/prospectus forming part of this registration statement (including the related transactions described therein, the “Business Combination”) and exchanged for one PubCo Ordinary Share for each such share; (b) the maximum number of PubCo Ordinary Shares issuable to shareholders of LE Worldwide Limited upon consummation of the Business Combination, and (c) the maximum number of warrants to purchase ACBA Ordinary Shares that will be outstanding immediately prior to the Business Combination (“ACBA Warrants”) and exchanged for one PubCo Warrant for each warrant.

(2)	Represents (i) PubCo Ordinary Shares issuable in exchange for outstanding ACBA Ordinary Shares upon the consummation of the Business Combination and (ii) PubCo Ordinary Shares issuable to LEW shareholders upon the consummation of the Business Combination.

(3)	Pursuant to Rules 457(c) and 457(f), the proposed maximum offering price per unit of the PubCo Ordinary Shares is based on the implied average of the high and low prices of the ACBA Ordinary Shares as reported on the Nasdaq Capital Market on September 18, 2023.

(4)	Represents up to (a) 5,301,963 PubCo Ordinary Shares issuable upon exercise of the PubCo Warrants to be issued to holders of ACBA Warrants in exchange for such warrants in connection with the Business Combination. Each whole warrant will entitle the warrant holder to purchase one PubCo Ordinary Share at a price of $11.50 per share.

(5)	Calculated pursuant to Rule 457(g) of the Securities Act. Represents the exercise price of the PubCo Warrants of $11.50.

(6)	Represents up to 5,301,963 PubCo Warrants to be issued in exchange for outstanding ACBA Warrants upon consummation of the Business Combination.

(7)	Pursuant to Rule 457(g), no separate fee is required.